February 8, 2008


Residential Accredit Loans, Inc.
One Meridian Crossings, Suite 100
Richfield, Minnesota 55423


      Re:   Residential Accredit Loans, Inc.
            Mortgage Asset Backed Pass-Through Certificates, Series 2008-QR1


Ladies and Gentlemen:

      At your request, we have examined the Registration Statement on Form S-3 (File No. 333-140610), filed by Residential Accredit Loans, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission on February 12, 2007, and declared effective on April 5, 2007 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of Mortgage Asset Backed Pass-Through Certificates, Series 2008-QR1 the "Certificates"). The Certificates will be issued pursuant to a Trust Agreement, dated as of February 8, 2008, as more particularly described in the prospectus dated April 9, 2007 and the prospectus supplement dated February 7, 2008, relating to the Certificates (together, the "Prospectus").

      We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

      Based on such examination and the other assumptions set forth herein, we are of the opinion that when the Certificates have been duly executed and delivered in accordance with the Trust Agreement and sold, the Certificates will be legally issued, fully paid and non-assessable, and the holders of the Certificates will be entitled to the benefits of the Trust Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.


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      We hereby  consent  to the  filing of this  opinion  as an  exhibit to the
Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations
of  the  Commission  issued  thereunder,   with  respect  to  any  part  of  the
Registration Statement, including this opinion, as an exhibit or otherwise.




                                    Very truly yours,


                                    /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP


                                    ORRICK, HERRINGTON & SUTCLIFFE LLP


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